EXHIBIT 4.3

FORM OF UPSIDE RIGHT
$[●]1 [●], 202[●]
FOR VALUE RECEIVED, the undersigned, [SiriusPoint Ltd.], a Bermuda exempted company limited by shares (formerly known as Third Point Reinsurance Ltd., the “Company”), hereby unconditionally promises to pay to [●]2 (the “Holder”), in the manner set forth in Section 5, the aggregate principal amount of $[●], in the amount, at the times, in the manner and subject to the terms and conditions set forth in this Upside Right (this “Upside Right”). This Upside Right is issued in accordance with that certain Agreement and Plan of Merger, dated as of August 6, 2020, by and among Sirius International Insurance Group, Ltd., a Bermuda exempted company limited by shares, the Company and Yoga Merger Sub Limited (the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.
1.Maturity. If the Upside Event (as defined below) occurs, the stated principal amount of this Upside Right will be due and payable in full in the manner set forth in Section 5. This Upside Right shall terminate, and the Company shall have no further liability hereunder, if the Upside Event has not occurred on or prior to [●], 202[●] (the “Outside Date”)3; provided, that, if the Company enters into a definitive agreement to consummate a Qualifying Change of Control Transaction, the Outside Date shall be extended to the earlier of: (i) the termination of such agreement and the abandonment of the transactions contemplated thereto and (ii) the consummation of such Qualifying Change of Control Transaction.
2.Interest. Except as provided in Section 6, no interest shall accrue on this Upside Right.
3.Upside Event.
(a)(i) If the Last Reported Sale Price exceeds the Target Price for each Trading Day of any thirty (30) consecutive Trading Day period prior to the Outside Date or (ii) if the Company consummates a Qualifying Change of Control Transaction on or prior to the Outside Date (each of (i) and (ii), an “Upside Event”), the principal amount of this Upside Right will become immediately due and payable in full, in the manner set forth in Section 5, on the date that is three (3) Business Days following the occurrence of the Upside Event described in clause (i) or upon the consummation of the Qualifying Change of Control Transaction (the “Upside Right Settlement Date”).
(b)For purposes of this Upside Right, “Target Price” shall mean $20.00, subject to adjustment in accordance with Section 4.
1  Note to Draft: Amount equal to $0.905*the number of Company Shares surrendered by Holder in accordance with the Merger Agreement and from whom a Mixed Election was received.
2  Note to Draft: Each holder of Company Shares from whom a Mixed Election was received.
3  Note to Draft: Date to be the 1st anniversary of the Closing.
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4.Certain Adjustments and Notices.
(a)Stock Dividends and Splits. If the Company issues Common Shares as a dividend or distribution on the Common Shares, or if the Company effects a share split or share combination of the Common Shares, the Target Price shall be adjusted based on the following formula:

TP1 = TP0 ×	OS0 OS1
where,
TP0 = the Target Price in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;
TP1 = the Target Price in effect immediately after the open of business on such Ex-Dividend Date or Effective Date;
OS0 = the number of the Common Shares outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date (before giving effect to any such dividend, distribution, share split or share combination); and
OS1 = the number of the Common Shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination.
Any adjustment made under this Section 4(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend, distribution, share split or share combination of the type described in this Section 4(a) is declared or announced, but not so paid or made, then the Target Price shall be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or not to effect such share split or share combination, to the Target Price that would then be in effect had such dividend, distribution, share split or share combination not been declared or announced.
(b)Certain Rights, Options or Warrants. If the Company distributes to all or substantially all holders of the Common Shares any rights, options or warrants entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase the Common Shares at a price per share that is less than the average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Target Price shall be decreased based on the following formula:

TP1 = TP0 ×	OS0 + Y OS0 + X

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where,
TP0 = the Target Price in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;
TP1 = the Target Price in effect immediately after the open of business on such Ex-Dividend Date;
OS0 = the number of Common Shares outstanding immediately prior to the open of business on such Ex-Dividend Date;
X = the total number of Common Shares issuable pursuant to such rights, options or warrants; and
Y = the number of Common Shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the distribution of such rights, options or warrants.
Any decrease made under this Section 4(b) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. To the extent that Common Shares are not delivered after the expiration of such rights, options or warrants, the Target Price shall be increased to the Target Price that would then be in effect had the decrease with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of Common Shares actually delivered. If such rights, options or warrants are not so distributed, the Target Price will be readjusted to the Target Price that would then be in effect had the Ex-Dividend Date for the distribution of such rights, options or warrants not occurred.
For purposes of this Section 4(b), in determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase the Common Shares at less than such average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution, and in determining the aggregate offering price of such Common Shares, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors in good faith and in a commercially reasonable manner.
(c)Other Distributions and Spin-Offs. If the Company distributes its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities of the Company, to all or substantially all holders of the Common Shares, excluding (i) dividends, distributions or issuances as to which an adjustment is required pursuant to Section 4(a) or Section 4(b), (ii) dividends or distributions paid exclusively in cash as to which an adjustment is required pursuant to Section 4(d), (iii) Spin-

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Offs as to which the provisions set forth below in this Section 4(c) shall apply and (iv) a distribution solely pursuant to a tender offer or exchange offer for Common Shares as to which the provisions set forth in Section 4(e) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Target Price shall be decreased based on the following formula:

TP1 = TP0 ×	SP0 − FMV SP0
        where,
TP0 = the Target Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;
TP1 = the Target Price in effect immediately after the open of business on such Ex-Dividend Date;
SP0 = the average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and
FMV = the fair market value (as determined by the Board of Directors in good faith and in a commercially reasonable manner) of the Distributed Property with respect to each outstanding Common Share on the Ex-Dividend Date for such distribution.
Any decrease made under the portion of this Section 4(c) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. In the case of any distribution of rights, options or warrants, to the extent such rights, options or warrants expire unexercised, the applicable Target Price shall be immediately readjusted to the applicable Target Price that would then be in effect had the decrease made for the distribution of such rights, options or warrants been made on the basis of delivery of only the number of Common Shares actually delivered upon the exercise of such rights, options or warrants. If such distribution is not so paid or made, then the Target Price will be readjusted to the Target Price that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), Section 4(g) shall apply and the terms of any adjustment shall be determined in accordance with Section 4(g) and not this Section 4(c).
With respect to an adjustment pursuant to this Section 4(c) where there has been a payment of a dividend or other distribution on the Common Shares of Capital Stock of any class or series, or similar equity interest, of or relating to any Subsidiary or other business unit of the Company to all holders of Common Shares (other than solely pursuant to a tender offer or exchange offer for Common Shares, as to which Section 4(e) shall apply), that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Target Price shall be decreased based on the following formula:

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TP1 = TP0 ×	MP0 FMV0 + MP0
where,
TP0 = the Target Price in effect immediately prior to the open of business on the first Trading Day of the Valuation Period;
TP1 = the Target Price in effect immediately after the open of business on the first Trading Day of the Valuation Period;
FMV0 = the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Shares applicable to one share of the Common Shares (determined by reference to the definition of Last Reported Sale Price as set forth in Section 15 as if references therein to Common Shares were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and
MP0 = the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.
The adjustment to the Target Price under the preceding paragraph shall be effective as of the open of business on the first Trading Day of the Valuation Period; provided that if the Outside Date occurs during the Valuation Period, for the purposes of determining the Target Price, references to “10” in the portion of this Section 4(c) related to Spin-Offs shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, and including, the Outside Date. If such dividend is not so paid or made, then the Target Price will be readjusted to the Target Price that would then be in effect if such dividend had not been declared.
If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Upside Right, are amended or are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to such amended or new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof).
For purposes of Section 4(a), Section 4(b) and this Section 4(c), if any dividend or distribution to which this Section 4(c) is applicable also includes one or both of:
(A) a dividend or distribution of Common Shares to which Section 4(a) is applicable (the “Clause A Distribution”); or
(B) a dividend or distribution of rights, options or warrants to which Section 4(b) is applicable (the “Clause B Distribution”),

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then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 4(c) is applicable (the “Clause C Distribution”) and any Target Price adjustment required by this Section 4(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Target Price adjustment required by Section 4(a) and Section 4(b) with respect thereto shall then be made, except that (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any Common Shares included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date” within the meaning of Section 4(a) or “outstanding immediately prior to the open of business on such Ex-Dividend Date” within the meaning of Section 4(b).
(d)Cash Dividends. If any cash dividend or distribution is made to all or substantially all holders of the Common Shares, the Target Price shall be decreased based on the following formula:

TP1 = TP0 ×	SP0 − C SP0
where,
TP0 = the Target Price in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;
TP1 = the Target Price in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;
SP0 = the Last Reported Sale Price on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and
C = the amount in cash per share the Company distributes to all or substantially all holders of the Common Shares.
Any decrease pursuant to this Section 4(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid or made, then the Target Price will be readjusted to the Target Price that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), Section 4(g) shall apply and the terms of any adjustment shall be determined in accordance with Section 4(g) and not this Section 4(d).
(e)Tender and Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for the Common Shares, to the extent that the cash and value of any other consideration included in the payment per Common Share exceeds the average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period (the “TO Valuation Period”) commencing on, and including, the Trading

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Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Target Price shall be decreased based on the following formula:

TP1 = TP0 ×	OS0 × SP1 AC + (SP1 × OS1)
where,
TP0 = the Target Price in effect immediately prior to the open of business on the first Trading Day of the TO Valuation Period;
TP1 = the Target Price in effect immediately after the open of business on the first Trading Day of the TO Valuation Period;
AC = the aggregate value of all cash and any other consideration (as determined by the Board of Directors in good faith and in a commercially reasonable manner) paid or payable for Common Shares purchased in such tender or exchange offer;
OS0 = the number of Common Shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer);
OS1 = the number of Common Shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer); and
SP1 = the average of the Last Reported Sale Prices over the TO Valuation Period.
The adjustment to the Target Price under this Section 4(e) shall occur at the close of business on the last day of the TO Valuation Period; provided that if the Outside Date occurs during the TO Valuation Period, for the purposes of determining the Target Price, a reference to “10” in this Section 4(e) shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the first day of the TO Valuation Period to, and including, the Outside Date. To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of Common Shares in such tender or exchange offer are rescinded, the Target Price will be readjusted to the Target Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of Common Shares, if any, actually made, and not rescinded, in such tender or exchange offer.
(f)Fundamental Transaction. In the event of any: (i) capital reorganization of the Company; (ii) reclassification of the Common Shares (other than a change in par value or as a result of a share dividend or subdivision, split-up or combination of shares); (iii) consolidation, amalgamation or merger of the Company with or into another Person; or (iv) other similar transaction (other than in the case of each of the foregoing clauses, any such transaction covered by Section 4(a), Section 4(b), Section 4(c), Section 4(d), Section 4(e) or a Change of Control Transaction) (each, a “Fundamental Transaction”), then the Board of Directors acting in good

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faith and in a commercially reasonable manner shall make appropriate adjustment to this Upside Right, including to Target Price, the definition of “Common Shares” and the provisions set forth in Section 5, to ensure that the Holder shall be entitled to receive the same value upon satisfaction of an equivalent condition to the Upside Event. The provisions of this Section 4(f) shall similarly apply to successive Fundamental Transactions. The Company shall not effect any Fundamental Transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such Fundamental Transaction shall assume, by written instrument substantially similar in form and substance to this Upside Right, the obligations of the Company under this Upside Right.
(g)Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of this Upside Right in order to (i) avoid an adverse impact on this Upside Right and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by this Upside Right is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of this Upside Right in a manner that is consistent with any adjustment recommended in such opinion. The Company shall cause any definitive agreement providing for the consummation of a Qualifying Change of Control Transaction that it enters into prior to the Outside Date to provide that the Holder shall receive the consideration described in Section 5(a) in the event an Upside Event related to a Qualifying Change of Control Transaction occurs.
(h)Notice of Adjustment. As promptly as reasonably practicable following any adjustment pursuant to this Section 4, the Company shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof. As promptly as reasonably practicable following the receipt by the Company of a written request by Holder, but in any event not later than the earlier of ten (10) Business Days thereafter and one (1) Business Day prior to the Outside Date, the Company shall furnish to the Holder a certificate of an executive officer certifying the Target Price then in effect; provided that the Holder shall not make more than one request per fiscal quarter.
(i)Adjustments of Prices. Notwithstanding anything to the contrary in this Upside Right, (i) whenever any provision of this Upside Right requires the Company to calculate the Last Reported Sale Price or the Company’s Average Share Price over a span of multiple Trading Days, the Company shall make appropriate adjustments as determined in good faith by the Board of Directors and in a commercially reasonable manner to each, in order to account for any adjustment to the Target Price that becomes effective, or any event requiring an adjustment to the Target Price where the Ex-Dividend Date, Effective Date or expiration date of the event occurs, at any time during the period when Company is required to so calculate the Last Reported Sale Price or the Company’s Average Share Price; and (ii) the Upside Right Settlement Date may be postponed solely to the extent necessary to make calculations required by this Section 4(i).

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5.Settlement of Upside Right.
(a)The Company shall, if an Upside Event occurs, issue the Upside Right Settlement Shares (as defined below) to satisfy its obligation to pay the principal amount of this Upside Right; provided, that if an Upside Event related to a Change of Control Transaction occurs, the Holder shall instead receive the consideration to which it would have been entitled had it held the Upside Right Settlement Shares immediately prior to the consummation of the Change of Control Transaction; provided, further, however, that (i) if the holders of the Common Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable in the event the Change of Control Transaction occurs, then the kind and amount of securities, cash or other assets constituting the consideration to which each Common Share shall be entitled to receive shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Shares in such Change of Control Transaction that affirmatively make such election, and (ii) if such Change of Control Transaction occurs as a result of a tender, exchange or redemption offer, then the Holder shall be entitled to receive per Common Share the highest amount of cash, securities or other property to which such Holder would actually have been entitled as a shareholder if it had held the Upside Right Settlement Shares immediately prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Shares held by such Holder had been purchased pursuant to such tender or exchange offer. The Company shall deliver or cause to be delivered the Upside Right Settlement Shares or, in the event an Upside Event related to a Change of Control Transaction occurs, the consideration to which the Holder would be entitled pursuant to this Section 5(a), as applicable, to the Holder on the Upside Right Settlement Date. No fractional Common Shares will be issued hereunder. In lieu of any fractional shares that would otherwise be issuable as Upside Right Settlement Shares, the Company shall pay the Holder an amount of cash equal to the product of such fraction multiplied by the Company’s Average Share Price.
(b)The Company shall at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Shares, solely for the purpose of enabling it to issue Upside Right Settlement Shares pursuant to this Section 5, a number of Common Shares with a value equal to the maximum number of Upside Right Settlement Shares that would be issuable pursuant to this Upside Right. The Company represents and warrants that all Upside Right Settlement Shares issuable and deliverable pursuant to this Section 5 shall, upon issuance be validly issued, fully paid and non-assessable and free and clear of any encumbrances, preemptive rights or restrictions (other than as provided in this Upside Right[[,]/[and]] any restrictions on transfer generally imposed under applicable securities Laws [, the Investor Rights Agreement by and among the Company, CM Bermuda Limited, and any other Person that may thereafter become a party thereto in the capacity as a shareholder of the Company in accordance with the terms and provisions thereof, dated as of [•], and the Registration Rights Agreement by and among the Company and CM Bermuda Limited, dated as of [•]]4).
(c)The Company shall use its reasonable best efforts to maintain the effectiveness of the registration statement on which this Upside Right and the Upside Right Settlement Shares (to the extent issued pursuant hereto) were registered, and a current prospectus relating thereto until
4  Note to Draft: To be included for CM Bermuda.

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the earlier of (x) the Outside Date (provided, that the Upside Event does not occur prior to such date) and (y) the Upside Right Settlement Date (provided, that the Upside Event occurs prior to the Outside Date) (the “Expiration Date”). The Company shall use its reasonable best efforts to procure, or cause to be procured, at its sole expense, the listing of the Upside Right Settlement Shares to the extent issued pursuant hereto, subject to issuance or notice of issuance, on the New York Stock Exchange (or the principal stock exchange on which such Common Shares are then listed or traded) promptly after such Common Shares are eligible for listing thereon.
6.Default. Each of the following events shall be an “Event of Default” hereunder:
(a)the Company fails to pay timely any principal amount due under this Upside Right on the date the same becomes due and payable; or
(b)the Company commences a voluntary case or other proceeding seeking liquidation, reorganization, moratorium or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its assets, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any corporate action to authorize any of the foregoing.
Upon the occurrence of an Event of Default hereunder: (A) the Upside Event shall be deemed to have occurred; (B) all unpaid principal and other amounts owing hereunder shall be immediately due and payable and collectible by the Holder, subject to applicable Law, and the Holder may exercise any and all rights and remedies available to it under applicable Law and equity; and (C) all unpaid principal and other amounts owing hereunder, shall accrue interest at a rate per annum, compounded quarterly, equal to four percent (4%) in excess of the then-applicable U.S. prime rate (or other similar index) for commercial loans as announced in The Wall Street Journal.
7.Successors and Assigns; Transfer. The provisions of this Upside Right shall be binding upon and inure to the benefit of the Company and the Holder and their respective successors and assigns; provided, that neither the Company nor the Holder may assign or transfer any of its rights or obligations under this Upside Right without the prior written consent of the other party, which, in the case of the consent of the Company, shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Holder shall be permitted to assign, transfer or pledge this Upside Right as collateral to any of its or its Affiliates’ existing or future lenders.
8.Waiver. The Company hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement hereof and consents that no such extension or other indulgence, and no discharge or release of any other party primarily or secondarily liable hereof, shall discharge or otherwise affect the liability of the Company.

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9.No Impairment. The Company will not, and the Company will cause its Subsidiaries not to, intentionally avoid or seek to avoid the observance of performance of any of the terms to be observed or performed by the Company under this Agreement, including, but not limited to (a) agreeing to a Per Share Consideration or other consideration or transaction structure; (b) delaying entry into an agreement to consummate a Change of Control Transaction until following the Outside Date; (c) delaying the consummation of a Change of Control Transaction until following the Outside Date; or (d) terminating an agreement to consummate a Change of Control Transaction, in each case, to intentionally avoid the triggering of an Upside Event.
10.Headings. Section and subsection headings in this Upside Right are included herein for convenience of reference only and shall not constitute a part of this Upside Right for any other purpose or given any substantive effect.
11.Severability. Whenever possible, each provision of this Upside Right shall be interpreted in such a manner as to be valid, legal and enforceable under the applicable Law of any jurisdiction. Without limiting the generality of the foregoing sentence, in case any provision of this Upside Right shall be invalid, illegal or unenforceable under the applicable Law of any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.
12.Amendments and Waivers. No amendment, modification, forbearance or waiver of any provision of this Upside Right, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Holder and the Company.
13.Replacement. Upon the loss, theft, destruction or mutilation of this Upside Right, the Company shall execute and deliver, in lieu thereof, a new Upside Right representing the same rights represented by such lost, stolen, destroyed or mutilated Upside Right.
14.Governing Law; Consent to Jurisdiction. This Upside Right, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Upside Right, or the negotiation, execution or performance of this Upside Right (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Upside Right or as an inducement to enter into this Upside Right), shall in all respects be governed by, and construed and enforced in accordance with, the Laws of the State of New York applicable to agreements made and to be performed entirely within such state without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreements to the Laws of another jurisdiction, except to the extent the provisions of the Laws of Bermuda are mandatorily applicable to this Upside Right.
All Actions arising out of or relating to the interpretation and enforcement of the provisions of this Upside Right (except to the extent any such proceeding mandatorily must be brought in Bermuda) shall be heard and determined in the Courts of the State of New York sitting in the County of New York, the United States District Court for the Southern District of

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New York and, in each case, any appellate court therefrom. The Company, and the Holder by acceptance of this Upside Right, hereby irrevocably submits to the exclusive jurisdiction and venue of such courts in any such Actions and irrevocably waives the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 13 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Company and the Holder. The Company, and the Holder by acceptance of this Upside Right, agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
15.Waiver of Jury Trial. THE COMPANY, AND THE HOLDER BY ACCEPTANCE OF THIS UPSIDE RIGHT, ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS UPSIDE RIGHT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS UPSIDE RIGHT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE COMPANY, AND THE HOLDER BY ACCEPTANCE OF THIS UPSIDE RIGHT, CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 14.
16.Certain Definitions. The terms defined in this Section 15 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Upside Right shall have the respective meanings specified in this Section 15. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Upside Right as a whole and not to any particular Section or other subdivision. The terms defined in this Section 15 include the plural as well as the singular.
“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.
“Business Day” means any day except a Saturday, a Sunday or other day on which the Commission or the banks in the City of New York, New York or Hamilton, Bermuda are authorized or required by law to be closed.

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“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.
“Change of Control Consideration” has the meaning assigned to such term in Section 5(a).
“Change of Control Transaction” means any of the following events: (a) the consummation of any merger, consolidation or other similar business combination the result of which is that (i) any “person” or “group” within the meaning of Section 13(d) of the Exchange Act is, or as a result of such transaction becomes, the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company and (ii) the beneficial owners of more than 50% of the total voting power of the voting stock of the Company as of the date immediately prior to such transaction, individually or in the aggregate, do not beneficially own, directly or indirectly, a larger percentage of the total voting power of such voting stock than such other “person” or “group”; or (b) the sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of the Company’s voting stock), to any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, of all or substantially all of the assets of the Company.
“Clause A Distribution” has the meaning assigned to such term in Section 4(c).
“Clause B Distribution” has the meaning assigned to such term in Section 4(c).
“Clause C Distribution” has the meaning assigned to such term in Section 4(c).
“Commission” means the U.S. Securities and Exchange Commission.
“Common Shares” means the common shares of the Company, par value [$0.10] per share, at the date of this Upside Right, subject to Section 4(f).
“Company” has the meaning assigned to such term in the preamble.
“Company’s Average Share Price” means the volume weighted average price of the Common Shares (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by the Company in good faith and in a commercially reasonable manner) measured over the thirty (30) consecutive Trading Days ending on (and including) the Trading Day that is Upside Right Settlement Date. The Company’s Average Share Price shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.
“Distributed Property” has the meaning assigned to such term in Section 4(c).
“Effective Date” means the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

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“Event of Default” has the meaning assigned to such term in Section 6.
“Ex-Dividend Date” means the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of the Common Shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
“Exchange Act” means the Securities Exchange Act of 1934 (as amended).
“Expiration Date” has the meaning assigned to such term in Section 5(c).
“Fundamental Transaction” has the meaning assigned to such term in Section 4(f).
“Holder” has the meaning assigned to such term in the preamble.
“Last Reported Sale Price” of the Common Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares are traded. If the Common Shares are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Shares in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Shares are not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.
“Market Disruption Event” means (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Shares are listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Shares or in any options contracts or futures contracts traded on any U.S. exchange relating to the Common Shares.
“Merger Agreement” has the meaning assigned to such term in the preamble.
“Outside Date” has the meaning assigned to such term in Section 1.
“Per Share Consideration” means with respect to a Change of Control Transaction: (a) if the consideration to be paid to holders of the Common Shares consists exclusively of cash, the amount of cash per Common Share, and (b) in all other cases, the volume weighted average price

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of the Common Shares (as reported by Bloomberg L.P. or, if no reported therein, in another authoritative source selected by the Company in good faith and in a commercially reasonable manner) during the ten (10) Trading Day period ending on the Trading Day prior to the effective date of the consummation of the Change of Control Transaction.
“Qualifying Change of Control Transaction” means a Change of Control Transaction in which the Per Share Consideration exceeds the Target Price.
“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Shares are listed or admitted for trading. If the Common Shares are not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.
“Spin-Off” has the meaning assigned to such term in Section 4(c).
“Target Price” has the meaning assigned to such term in Section 3(b).
“TO Valuation Period” has the meaning assigned to such term in Section 4(e).
“Trading Day” means, except for determining the Company’s Average Share Price as set forth below, a day on which (i) trading in the Common Shares (or other security for which a closing sale price must be determined) generally occurs on the principal U.S. national or regional securities exchange on which the Common Shares (or such other security) are then listed or, if the Common Shares are (or such other security is) not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are (or such other security is) then traded and (ii) a Last Reported Sale Price for the Common Shares (or closing sale price for such other security) is available on such securities exchange or market; provided, that if the Common Shares are (or such other security is) not so listed or traded, “Trading Day” means a Business Day; and provided, further, that for purposes of determining the Company’s Average Share Price only, “Trading Day” means a day on which (x) there is no Market Disruption Event and (y) trading in the Common Shares generally occurs on the principal other U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are then listed or admitted for trading, except that if the Common Shares are not so listed or admitted for trading, “Trading Day” means a Business Day.
“Upside Event” has the meaning assigned to such term in Section 3(a).
“Upside Right” has the meaning assigned to such term in the preamble.
“Upside Right Settlement Date” has the meaning assigned to such term in Section 3(a).
“Upside Right Settlement Shares” means (a) in the case of an Upside Event contemplated by Section 3(a)(i), the number of Common Shares equal to (i) $100 million divided by (ii) the Company’s Average Share Price; or (b) in the case of an Upside Event contemplated by

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Section 3(a)(ii), the number of Common Shares equal to (i) $100 million divided by (ii) the lesser of the Per Share Consideration and the Company’s Average Share Price.
“Valuation Period” has the meaning assigned to such term in Section 4(c).
[Signatures to follow.]

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IN WITNESS WHEREOF, the Company has caused this Upside Right to be duly executed and delivered as of the date first written above.
[COMPANY]

By:  __________________________________
        Name:
        Title:

[Signature Page to Upside Right]